SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Alere Inc.

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ALERE REMINDS STOCKHOLDERS TO VOTE FOR ITS NEW INDEPENDENT DIRECTOR

NOMINEES ON THE WHITE PROXY CARD TODAY

WALTHAM, Mass., August 5, 2013 — Alere Inc. (NYSE: ALR) (the “Company” or “Alere”) today reminded stockholders to vote “FOR” the Company’s four highly qualified and independent director nominees – Håkan Björklund, Stephen MacMillan, Brian Markison and Sir Thomas McKillop – on the WHITE proxy card at Alere’s 2013 Annual Meeting of Stockholders, to be held on Wednesday, August 7, 2013.

Alere Board nominees are committed to enhancing value for all stockholders.

All of Alere’s Board nominees are new directors and all nominees are committed to taking a hard, objective look at Alere’s strategy for the benefit of all Alere stockholders.

All of Alere’s Board nominees are both highly qualified and highly independent. Each has substantial CEO experience leading and building successful healthcare companies and serving as public-company Board members.

Håkan Björklund – Former CEO of Nycomed

•	Delivered revenue and EBITDA growth of over 800% and 900%, respectively
•	Led the 2011 sale of Nycomed to Takeda Pharmaceuticals for $13.8 billion, delivering a very substantial return for Private Equity investors

Stephen MacMillan – Former CEO of Stryker

•	Delivered revenue and EBITDA growth of approximately 130% and 150%, respectively
•	Delivered stock price appreciation of over 62%, compared to appreciation of the S&P 500 index of approximately 40%

Brian Markison – Former CEO of King Pharmaceuticals

•	Delivered revenue and EBITDA growth of 36% and 42%, respectively
•	Delivered stock price appreciation of over 37%, compared to appreciation of the S&P 500 index of approximately 20%

Sir Thomas McKillop – Former CEO of AstraZeneca

•	Delivered revenue and EBITDA growth of over 58% and 130%, respectively
•	Delivered stock price appreciation of approximately 16%, compared to appreciation of the S&P 500 index of approximately 6%

The Company’s impressive recent performance demonstrates that Alere is delivering on its promise.

Alere’s second quarter earnings results included:

•	Adjusted earnings per diluted share that exceeded Wall Street consensus estimate by 33%
•	Strength demonstrated in all of Alere’s business units – including significant organic revenue growth in Professional Diagnostics
•	Achieving a strong reduction in adjusted operating expense margin year-over-year

These financial improvements and Alere’s stock price performance demonstrate that the strategy is working.

•	Alere’s stock price is now at a two-year high
•	Alere’s stock price has increased 14% since the second quarter earnings announcement three days ago
•	Alere’s stock price has increased 78% since the announcement of our new strategy on November 8, 2012
•	Alere is the top performing stock in the diagnostic sector in 2013 and since the announcement of our new strategy

Numerous industry experts recognize that Alere is gaining momentum

•

“Management’s three-point strategic plan continues to gain momentum, as witnessed by the recovery in organic growth in 2Q and significant operating expense margin improvement, with growth set to accelerate even further heading into 2014 and 2015 as de-leveraging kicks-in, the Triage recovery is in full swing and some of the COO initiatives drive further efficiencies. Additionally, the reduced leverage target to 3.0x (from 4.0x) by 2015 shows management’s commitment to improve the balance sheet and expect this focus to benefit the equity holders” (Raymond James, July 31, 2013)

•

“We reiterate our BUY rating and raise our price target…, as ALR posted its third consecutive top-line beat and beat by 16 cents on the bottom. ALR displayed strong results from infectious disease, diabetes and toxicology as its execution story continues to make progress” (Canaccord, July 31, 2013)

•

“We like that ALR is focusing more on operational efficiencies and balance sheet improvements and laying out tangible mileposts for investors. Recent initiatives such as moving support functions to lower-cost regions and sharing expenses are beginning to bear fruit” (Macquarie, July 31, 2013)

•

“We are clearly encouraged by the Q2 results, particularly the demonstrated cost controls and suggestions of near-term divestitures (and related deleveraging). We believe management is committed to its agenda to improve the company’s operational execution, reduce the cost structure, and deleverage the balance sheet.” (Wunderlich Securities, August 1, 2013)

To drive our revenue and earnings growth and to allow stockholders to measure the progress and success of our strategy, Alere also provided target performance benchmarks on the second quarter earnings call, including:

•	Expecting higher single digit organic growth by 2015 in Professional Diagnostics;
•	Expecting continuing reductions in adjusted SG&A as a percentage of revenue through the end of 2015;
•	Significantly reducing the Company’s original target leverage ratio, achieving a 3x debt-to-EBITDA ratio by the end of 2015, and doing so without compromising its core businesses; and
•	Pursuing additional non-core divestitures, which are expected to yield at least $600 million in cash proceeds without affecting the Company’s growth prospects.

DO NOT DISRUPT THE SUBSTANTIAL MOMENTUM THAT OUR COMPANY CURRENTLY

HAS – VOTE THE WHITE PROXY CARD TODAY

Alere stockholders are reminded that their vote is important, no matter how many or how few shares they own. Whether or not stockholders plan to attend the Annual Meeting, they have an opportunity to protect their investment in Alere by voting FOR Alere’s director nominees using the WHITE proxy card.

If stockholders have any questions, require assistance with voting the WHITE proxy card, or need additional copies of the proxy materials, please contact:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

(888) 337-7699

Or

(888) 33 PROXY

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated growth in revenues, the anticipated effect of our strategy, anticipated increases in valuation, anticipated reductions in costs, deleveraging, potential divestitures, the timing of the Annual Meeting, the nominees for election as director and the anticipated independence of the nominees. These statements reflect our current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with global market and economic conditions and our ability to execute on our strategy, unanticipated effects of the Affordable Care Act, disruptions in the capital markets, fluctuations in currency exchange rates, changes in laws and regulations, dependence on suppliers, potential product liability litigation, regulatory compliance costs, unanticipated cost increases, competition, unanticipated delays or difficulties in research and product development, changes in demand for our products, unanticipated costs of restructuring and strategic realignment, and potential reductions in interest in acquiring non-core assets, as well as the other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 1, 2013, as amended. We undertake no obligation to update any forward-looking statements contained herein.

Use of Quotations

Permission to quote or use the statements herein has not been sought or obtained from any party. These quotations present only brief excerpts from selected analyst reports and do not purport to be comprehensive or to summarize the entire content of the reports. Other analyst reports may express alternative views. Alere is not responsible for the accuracy, completeness or currentness of the reports, and the presentation of these excerpts should not be read to imply adoption or endorsement by Alere of the reports or any views expressed therein.

Contacts:

Kelly Sullivan / Annabelle Rinehart / Dan Moore

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449